BlackRock Series Fund, Inc.
File Number: 811-3091
CIK Number: 319108
For the Period Ending: 12/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2006.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/26/2006	$15,000	Charta LLC	5.480%	02/23/2007
11/20/2006	6,000	Victory Receivables Corp.	5.280	12/19/2006
01/09/2006	6,972	Amsterdam Funding Corp.	4.360	02/08/2006
07/17/2006	6,763	Amsterdam Funding Corp.	5.310	08/15/2006
01/19/2006	2,159	BNP Paribas Finance Inc.	4.440	02/14/2006
08/16/2006	2,752	CC USA Inc.	5.280	10/17/2006
01/24/2006	12,000	Clipper Receivables Comp.	4.470	02/23/2006
03/16/2006	2,308	Clipper Receivables Comp.	4.650	04/13/2006
02/28/2006	14,500	Falcon Asset Securities	4.530	03/28/2006
02/03/2006	13,939	Greyhawk Capital Corp.	4.490	03/08/2006
06/20/2006	9,000	Greyhawk Capital Corp.	5.160	07/17/2006
09/19/2006	5,077	Greyhawk Capital Corp.	5.240	09/20/2006
03/13/2006	14,500	Greyhawk Capital Corp.	1.810	04/10/2006
05/03/2006	9,215	Northern Rock PLC	4.990	06/05/2006
01/04/2006	12,000	Park Avenue Receivables	4.300	02/01/2006
06/12/2006	5,595	Southern Company Funding	5.020	06/27/2006
01/03/2006	8,000	Thunder Bay Funding, LLC	4.325	02/01/2006
01/18/2006	6,276	Thunder Bay Funding, LLC	4.340	02/15/2006
07/07/2006	7,000	Thunder Bay Funding, LLC	5.270	08/01/2006
05/25/2006	7,000	Stanfield Victoria Finance	5.07	06/04/2007